EXHIBIT 99.1

Everspin Reports First Quarter 2018 Financial Results

Record Results Driven by Increased Licensing and Royalty Revenue; Achieves Total Revenue of $14.9 Million

CHANDLER, Ariz., May 09, 2018 (GLOBE NEWSWIRE) -- Everspin Technologies, Inc. (NASDAQ:MRAM), the world's leading developer and manufacturer of discrete and embedded MRAM, today announced financial results for the first quarter ended March 31, 2018.

First Quarter Highlights

  Record total revenue of $14.9 million, including $5.5 million of licensing, royalty, and other revenue
  Gross margin for the quarter was a record 67%, primarily driven by licensing revenue
  Everspin’s partner, SMART Modular Technologies, completed product qualification and began shipping its nvNITRO accelerator card featuring MRAM technology
  Ended the quarter with cash balance of $33.9 million, compared to $13.0 million last quarter, reflecting the successful secondary offering in February

“We’ve started out the year making notable progress driving increased adoption of our MRAM technology, while also increasing our cash reserves to help further fund and support our MRAM initiatives,” said Kevin Conley, Everspin’s President and CEO. “During the quarter, we achieved year-over-year revenue growth of our MRAM products including increased Spin-transfer Torque MRAM (STT-MRAM) shipments, closed a secondary stock offering and signed a multi-year agreement with Alps Electric to license our magnetoresistive-based 3D sensor patent portfolio. These factors all contributed to our record financial results this quarter and a stronger cash position on the balance sheet.

“We are also pleased that our strategic partner SMART Modular is shipping the nvNITRO NVMe storage accelerator.  This product is the first purely MRAM-based storage product using our STT-MRAM technology as well as the NVMe controller technology jointly developed by Everspin and SMART Modular. This is the world’s first commercially available product utilizing our STT-MRAM’s advanced perpendicular MTJ technology, delivering its low latency and high endurance to demanding transaction logging applications that require power-loss data protection.

“As we look to the second quarter, we expect to achieve further progress on the production ramp of our 256Mb STT-MRAM device and its qualification with our lead flash array customer.”

First Quarter Results
Revenue for the first quarter of 2018 was $14.9 million, which includes $5.5 million of licensing, royalty and other revenue, compared with $7.9 million in the first quarter of 2017 and $10.1 million in the fourth quarter of 2017.

Gross margin for the first quarter of 2018 was 67.0%, compared with 53.5% in the first quarter of 2017 and 61.5% in the previous quarter.

Operating expenses for the first quarter of 2018 were $11.1 million, compared with $10.1 million in the year-ago quarter and $10.5 million in the previous quarter.

Net loss per share for the first quarter of 2018 was $1.3 million, or ($0.09) per share, based on 14.8 million weighted-average shares outstanding, compared with a net loss of $6.1 million, or ($0.49) per share, in the first quarter of 2017 and $4.4 million, or ($0.35) per share, in the fourth quarter of 2017.

Business Outlook
For the second quarter of 2018, Everspin expects revenue to range between $10.9 million and $11.3 million. Net loss per share is expected to range between ($0.45) and ($0.41) based on the average-weighted share count of 16.9 million shares outstanding.

Conference Call
Everspin will host a conference call for analysts and investors today at 5:00 p.m. Eastern Time. Interested participants can access the call by dialing 1-844-889-7788 and providing passcode 7835918. International callers may join the call by dialing +1-661-378-9932, using the same code.  The call will also be available as a live and archived webcast in the Investor Relations section of the company’s website at investor.everspin.com.

A telephone replay of the conference call will be available approximately two hours after the call until Wednesday, May 16, 2018, at midnight, Eastern Time. The replay can be accessed by dialing 1-855-859-2056 and using the passcode 7835918. International callers should dial +1-404-537-3406 and enter the same passcode at the prompt.

About Everspin Technologies
Headquartered in Chandler, Arizona, Everspin Technologies, Inc. is the worldwide leader in designing, manufacturing, and commercially shipping discrete and embedded Magnetoresistive RAM (MRAM) into markets and applications where data persistence, performance, and endurance are paramount. With over 70 million MRAM products deployed in data center, cloud storage, energy, industrial, automotive, and transportation markets, Everspin has built the strongest and fastest-growing foundation of MRAM users in the world. For more information, visit www.everspin.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding future events that involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to, Everspin’s estimated first quarter 2018 financial guidance. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, the risks set forth in Everspin’s Form 10-K filed with the Securities and Exchange Commission on March 15, 2018, under the caption “Risk Factors.” Subsequent events may cause these expectations to change, and Everspin disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.

Everspin Contacts:
Charlie Rubin - Story Public Relations 415-674-3816 charlie@storypr.com
Leanne K. Sievers - Shelton Group Investor Relations 949-224-3874 sheltonir@sheltongroup.com

EVERSPIN TECHNOLOGIES, INC. Condensed Balance Sheets (In thousands, except share and per share amounts)

	March 31,	December 31,
	2018	2017
	(Unaudited)	(See Note 2)
Assets
Current assets:
Cash and cash equivalents	$33,883	$12,950
Accounts receivable, net	8,904	3,429
Amounts due from related parties	382	612
Inventory	8,903	9,837
Prepaid expenses and other current assets	1,207	590
Total current assets	53,279	27,418
Property and equipment, net	3,775	3,946
Other assets	93	73
Total assets	$57,147	$31,437

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,337	$2,720
Accrued liabilities	2,127	2,254
Amounts due to related parties	3,734	1,694
Deferred income on shipments to distributors	—	1,720
Current portion of long-term debt	5,490	3,987
Total current liabilities	13,688	12,375
Long-term debt, net of current portion	6,772	8,178
Total liabilities	20,460	20,553
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 5,000,000 shares authorized; no shares issued and outstanding as of March 31, 2018 and December 31, 2017	—	—
Common stock, $0.0001 par value per share; 100,000,000 shares authorized; 16,648,271 and 12,817,201 shares issued and outstanding as of March 31, 2018 and December 31, 2017	2	1
Additional paid-in capital	154,201	128,422
Accumulated deficit	(117,516)	(117,539)
Total stockholders’ equity	36,687	10,884
Total liabilities and stockholders’ equity	$57,147	$31,437

EVERSPIN TECHNOLOGIES, INC. Condensed Statements of Operations and Comprehensive Loss (In thousands, except share and per share amounts) (Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Product sales	$9,264	$6,648
Product sales - related party	101	—
Licensing, royalty, and other revenue	5,107	91
Licensing, royalty, and other revenue - related party	381	1,141
Total revenue	14,853	7,880
Cost of sales	4,898	3,663
Gross profit	9,955	4,217
Operating expenses:
Research and development	6,480	6,389
General and administrative	3,219	2,845
Sales and marketing	1,366	858
Total operating expenses	11,065	10,092
Loss from operations	(1,110)	(5,875)
Interest expense	(211)	(230)
Other income, net	44	19
Net loss and comprehensive loss	$(1,277)	$(6,086)
Net loss per common share, basic and diluted	$(0.09)	$(0.49)
Weighted-average shares used to compute net loss per common share, basic and diluted	14,789,036	12,299,981

EVERSPIN TECHNOLOGIES, INC. Condensed Statement of Cash Flows (In thousands) (Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Cash flows from operating activities
Net loss	$(1,277)	$(6,086)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	373	232
Stock-based compensation	625	431
Non-cash interest expense	100	59
Compensation expense related to vesting of common stock to GLOBALFOUNDRIES	237	255
Changes in operating assets and liabilities:
Accounts receivable	(5,810)	513
Amounts due from related parties	230	(37)
Inventory	888	(755)
Prepaid expenses and other current assets	(617)	211
Other assets	(20)	(11)
Accounts payable	(353)	695
Accrued liabilities	(127)	93
Amounts due to related parties	2,052	717
Deferred income on shipments to distributors	(39)	(357)
Net cash used in operating activities	(3,738)	(4,040)
Cash flows from investing activities
Purchases of property and equipment	(244)	(470)
Net cash used in investing activities	(244)	(470)
Cash flows from financing activities
Proceeds from the issuance of common stock, net of offering costs	24,609	—
Payments on debt	—	(727)
Payments on capital lease obligation	(3)	(7)
Proceeds from exercise of stock options and purchase of shares in employee stock purchase plan	309	9
Net cash provided by (used in) financing activities	24,915	(725)
Net increase (decrease) in cash and cash equivalents	20,933	(5,235)
Cash and cash equivalents at beginning of period	12,950	29,727
Cash and cash equivalents at end of period	$33,883	$24,492
Supplementary cash flow information:
Interest paid	$111	$171
Non-cash investing and financing activities:
Purchase of property and equipment in accounts payable and amounts due to related parties	$73	$965